Exhibit 99.1

    COMMONWEALTH BANKSHARES, INC., NORFOLK, VA, ANNOUNCES RECORD EARNINGS
                      FOR THE QUARTER ENDED MARCH 31, 2006

    NORFOLK, Va., April 24 /PRNewswire-FirstCall/ -- Commonwealth Bankshares, Inc. (Nasdaq: CWBS) today reported record earnings of $2.05 million, for the quarter ended March 31, 2006, an increase of 68.06% over the $1.22 million reported in the first quarter of 2005. On a per share basis, diluted earnings increased 25.71% to $0.44 for the quarter ended March 31, 2006 compared to $0.35 for the same period in 2005.

    Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, "Our tremendous growth rate continues unabated into the first quarter of 2006. We are pleased to report another record quarter in both earnings and asset growth. Our first quarter earnings surpassed any previously reported quarterly earnings. Equally meaningful, our exceptional growth rate has been achieved while, at the same time, improving profitability, maintaining our sound asset quality, and building our capital base. We continue to seek opportunities to grow and expand our network. During the second quarter of 2006, we are planning to open a private banking center in Norfolk. Additionally, we plan to open additional branches over the next twelve months. As we continue to grow we are continuously looking to expand our traditional nonbanking services as well as searching for new avenues of revenue. Our mortgage subsidiary, Bank of the Commonwealth Mortgage, has expanded its mortgage lending services to the outer banks of North Carolina. Next month we plan to open our fourth mortgage office in Kill Devil Hills, NC at 2603 N. Croatan Highway. As we look to the remainder of the year, we believe we are positioned for continued strong performance and growth. Our expansion strategy, combined with sound asset quality, expanding margins and improved operating efficiencies, continues to drive our results. We look forward to continuing to execute on a strategy we believe will enhance the long-term growth of the company and value for our stockholders."

    The Company's record earnings resulted in favorable profitability ratios. Profitability as measured by the Company's return on average assets (ROA) was 1.45% for the quarter ended March 31, 2006 up 13 basis points from 1.32% for the first quarter of 2005. Return on average equity (ROE) was 13.00% for the quarter ended March 31, 2006, as compared to 13.14% for the quarter ended March 31, 2005. Average assets increased $198.15 million or 52.95% from the quarter ended March 31, 2005 to March 31, 2006. Average equity increased $26.24 million or 69.85% as of March 31, 2006 as compared to the comparable period in 2005, as a result of the additional capital raised in the second quarter of 2005. In addition, the Company's efficiency ratio (tax equivalent basis) was 51.00% for the three months ended March 31, 2006 compared to 56.51% during the comparable period in 2005.

    The record earnings were driven by a 58.56% increase in the loan portfolio from March 31, 2005 to March 31, 2006. Total loans at March 31, 2006 reached a record $562.02 million. Our strong loan demand generated record increases in interest income. Interest income on loans increased $4.58 million or 70.32% to $11.08 million for the three months ended March 31, 2006.

    Interest expense of $4.66 million for the quarter ended March 31, 2006 represented a $2.29 million increase from the comparable period in 2005. The increase was primarily attributable to the record increase in the Company's average interest bearing liabilities, along with the increase in overall rates paid on liabilities as a result of the rising interest rate environment. Average interest bearing liabilities increased $162.52 million or 54.64% from March 31, 2005 to March 31, 2006, while the overall rates paid on these liabilities increased 88 basis points to 4.11%.

    A fundamental source of the Company's earnings, net interest income, is defined as the difference between income on earning assets and the cost of funds supporting those assets. Significant categories of earning assets are loans and securities, while deposits and short-term borrowings represent the major portion of interest bearing liabilities. The level of net interest income is impacted primarily by variations in the volume and mix of these assets and liabilities, as well as changes in interest rates when compared to previous periods of operations. As a result of the record increases in interest income, our net interest income reached an all time quarterly high of $6.64 million for the quarter ended March 31, 2006, an increase of $2.37 million or 55.60% over the comparable period in 2005.

    Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The Company's net interest margin (tax equivalent basis) increased from 4.81% during the first three months of 2005 to 4.88% for the same period in 2006.

    Commonwealth Bankshares exceeded its goal for asset growth during the first quarter of 2006. Total assets at March 31, 2006 reached a new high of $603.07 million, up 52.86% or $208.55 million from $394.52 million at March 31, 2005.

    Despite the rapid growth in the Company's loan portfolio, our asset quality remains exceptional. Net charge-offs for the quarter ended March 31, 2006 were $40.68 thousand, or 0.008% of year to date average loans. Non- performing assets were $473.73 thousand or 0.08% of total assets at March 31, 2006 compared to $492.66 thousand or 0.12% of total assets at March 31, 2005.

    Shareholders' equity at March 31, 2006 reached a new high of $65.45 million up $26.78 million or 69.26% from $38.67 million at March 31, 2005. The record increase in net income contributed to the new high along with the $19.34 million in additional capital raised in the second quarter of 2005 through a private placement of its common stock. Mr. Woodard added, "Our shareholders play an important role in supporting our company. To share in the Company's success, I am pleased to note that we raised our quarterly cash dividend 20% to $0.06 per share paid in the first two quarters of 2006, from $0.05 per share paid in the same time period of 2005, reflecting the Company's strong financial performance."

    About Commonwealth Bankshares

    Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has ten bank branches strategically located throughout the Hampton Roads region and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintain the longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary, Bank of the Commonwealth Mortgage, and investment related services through its new subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the company, its products and services, can be found on the Web at http://www.bankofthecommonwealth.com.

    Contact: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, P.O. Box 1177, Norfolk, Virginia 23501, Phone:
(757) 446-6904 or ewoodard@bocmail.net
    Web Site:  http://bankofthecommonwealth.com

    *Securities and Insurance Products are: *not insured by FDIC or any Federal Government Agency * May Lose Value * Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Securities and insurance offered through BI Investments, LLC. member NASD and SIPC. BI Investments is associated with Bank of the Commonwealth. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward- looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

                 Commonwealth Bankshares, Inc. and Subsidiaries
                   Selected Financial Information (Unaudited)

                                                            Three Months Ended
                                                     --------------------------------
                                                       March 31,         March 31,
(in thousands, except per share data)                     2006              2005
--------------------------------------------------   --------------    --------------
Operating Results:
  Interest income                                    $       11,296    $        6,634
  Interest expense                                            4,661             2,370
  Net interest income                                         6,635             4,264
  Provision for loan losses                                     670               330
  Noninterest income                                          1,084               747
  Noninterest expense                                         3,943             2,840
  Income before provision for income
   taxes and noncontrolling interest                          3,106             1,841
  Provision for income taxes                                  1,055               624
  Income before noncontrolling interest                       2,051             1,217
  Noncontrolling interest in subsidiary                          (5)                -
  Net income                                         $        2,046    $        1,217

Per Share Data:
  Basic earnings                                     $         0.49    $         0.40
  Diluted earnings                                   $         0.44    $         0.35
  Book value                                         $        15.72    $        12.68
  Dividends                                          $         0.06    $         0.05
  Basic weighted average shares
   outstanding                                            4,152,466         3,029,818
  Diluted weighted average shares
   outstanding                                            4,769,070         3,696,600
  Shares outstanding at period-end                        4,164,379         3,049,980

Period End Balances:
  Assets                                             $      603,065    $      394,515
  Loans*                                                    562,016           354,459
  Loans held for sale                                             -            14,349
  Investment securities                                       8,823             6,770
  Deposits                                                  424,391           289,758
  Shareholders' equity                                       65,452            38,670

Average Balances:
  Assets                                             $      572,332    $      374,185
  Loans*                                                    535,398           341,939
  Loans held for sale                                             -             7,835
  Investment securities                                       8,891             6,896
  Deposits                                                  390,219           281,613
  Shareholders' equity                                       63,804            37,565

Financial Ratios:
  Return on average assets                                     1.45%             1.32%
  Return on average shareholders' equity                      13.00%            13.14%
  Efficiency Ratio (tax equivalent basis)                     51.00%            56.51%
  Shareholders' equity to total assets                        10.85%             9.80%
  Loan loss allowance to loans*                                1.09%             0.88%
  Loan loss allowance to non-
   performing assets                                        1298.70%           633.62%
  Non-performing assets to total assets                        0.08%             0.12%
  Net interest margin (tax equivalent basis)                   4.88%             4.81%
  Bank's Tier 1 capital to average assets                     15.12%            11.11%
  Bank's Tier 1 capital to risk
   weighted assets                                            15.63%            12.24%
  Bank's Total capital to risk
   weighted assets                                            16.74%            13.16%

  * Net of unearned income and loans held for sale

SOURCE  Commonwealth Bankshares, Inc.
    -0-                             04/24/2006
    /CONTACT: Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, of Commonwealth Bankshares, Inc., +1-757-446-6904 or ewoodard@bocmail.net/
    /Web site:  http://www.bankofthecommonwealth.com/